Exhibit 5.1

KELLEY DRYE & WARREN LLP

December 7, 2010

Board of Directors

Albemarle Corporation

451 Florida Street

Baton Rouge, Louisiana 70801

Ladies and Gentlemen:

We have acted as special counsel to Albemarle Corporation, a Virginia corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act and the proposed issuance and sale from time to time pursuant to Rule 415 under the Securities Act of senior unsecured debt of the Company (the “Debt Securities”), to be issued under an indenture dated as of January 20, 2005 and a supplemental indenture dated as of December 10, 2010 (such indenture, such supplemental indenture and any subsequent supplemental indenture necessary to issue any Debt Securities, the “Indenture”), between the Company and The Bank of New York Mellon Corporation (the “Trustee”).

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, certificates of corporate officers and government officials and other documents as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the amended and restated certificate of incorporation of the Company and the amended and restated by-laws of the Company; (b) applicable resolutions adopted by the board of directors of the Company; (c) the Registration Statement; and (d) such indenture and supplemental indenture. As to various questions of fact material to this opinion, we have relied upon information therein or provided by officers of the Company without independent verification of its accuracy. We have assumed the genuineness of all signatures, the authority of all signatories to sign on behalf of their principals, if any, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

Based upon and subject to the foregoing, and assuming that: (i) the Registration Statement and any supplements and amendments thereto (including post-effective amendments) will have become effective and will comply with all applicable laws, and will be effective and will comply with all applicable laws at the time the Debt Securities are offered or issued as contemplated thereby; (ii) a prospectus supplement or supplements will have been prepared and filed with the Commission describing the Debt Securities offered thereby and will comply with all applicable laws; (iii) all Debt Securities will be issued and sold in compliance with all applicable laws and in the manner stated in the Registration Statement, including such supplements and amendments, and the appropriate prospectus supplement or supplements; (iv) the terms of any Debt Security to be established subsequent to the date hereof, the issuance and delivery of such Debt Security and the compliance by the Company with the terms of such Debt Security will comply with all applicable laws and will not result in a violation of any provision of any agreement, order, instrument or document then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company; and (v) a definitive purchase, underwriting or similar agreement and all other necessary agreements with respect to the Debt Securities offered or issued, including any supplemental indenture related thereto, will have been duly authorized and validly executed and delivered by the Company and the other parties thereto, we are of opinion that:

The Debt Securities to be issued under the Indenture, when (A) the Trustee is qualified to act as Trustee under the Indenture, (B) the Trustee has duly authorized, executed and delivered the Indenture, (C) the Indenture has been duly authorized, executed and delivered by the Company, (D) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, (E) the Board of Directors of the Company, duly constituted and acting committees thereof or officers of the Company delegated such authority have taken all necessary corporate action to approve the issuance and terms of a particular series of Debt Securities, the terms of the offering thereof and related matters, and (F) such Debt Securities have been duly executed, authenticated, issued, and delivered in accordance with the provisions of the Indenture and the applicable definitive purchase, underwriting, or similar agreement approved by the board of directors of the Company, duly constituted and acting committees thereof or officers of the Company delegated such authority, upon payment of the consideration therefor provided for therein, such Debt Securities will be validly issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other similar laws affecting creditors’ rights generally from time to time in effect and subject to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether such enforceability is considered in a proceeding in equity or at law);

We are admitted to practice in the State of New York and the Commonwealth of Virginia and express no opinion as to matters governed by any laws other than the laws of the State of New York, the Commonwealth of Virginia and the Federal laws of the United States of America.

We understand that we may be referred to as counsel who has passed upon the validity of the Debt Securities on behalf of the Company, in the prospectus and in a supplement to the prospectus forming a part of the Registration Statement, and we hereby consent to such use of our name therein and to the use of this opinion for filing with the Registration Statement as Exhibit 5.1 thereto. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Kelley Drye & Warren LLP

Kelley Drye & Warren LLP